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Exhibit 10.2

CONSULTING AGREEMENT

        THIS CONSULTING AGREEMENT (this "Agreement") is made and entered into as of June 1, 2002, by and between Trammell Crow Company, a Delaware corporation (the "Company"), and J. McDonald Williams (the "Consultant").

        WHEREAS, the Board of Directors of the Company (the "Board") has determined that it is in the best interests of the Company to retain the Consultant on the terms and conditions set forth herein.

        NOW THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, the sufficiency of which is hereby acknowledged, the parties agree as follows:

AGREEMENTS:

        1.    Consulting Services. The Company hereby retains the Consultant to serve as the Chairman Emeritus of the Board and as a consultant to the Company. In such capacity, the Consultant agrees to (i) make himself available from time to time to consult with the Company's management, (ii) make selective calls on customers and prospects of the Company by phone or in person, (iii) assist the Company's management with community relationships and involvement, and (iv) render such other consulting and advisory services as the Company may reasonably request from time to time (collectively, the "Consulting Services") during the Consulting Period (as hereinafter defined). The Consultant hereby accepts such engagement and agrees to perform such services for the Company upon the terms and conditions set forth in this Agreement. The Consultant will perform the Consulting Services at such times and places as the Company, from time to time, shall reasonably request.

        2.    Term. Unless terminated at an earlier date in accordance with Section 4, the term of the consulting arrangement provided for herein shall be for the period commencing on the date hereof and ending at 5:00 p.m., Texas time, on May 31, 2004 (the "Consulting Period").

        3.    Consulting Fee/Expense Reimbursement.

        3.1  Consulting Fee. As compensation for the Consulting Services to be rendered by the Consultant (and not as compensation for any other services provided by the Consultant to the Company or the Board), the Company hereby agrees to pay Executive $75,000 ("Consulting Fee") annually during the term of the Consulting Period, which shall be payable in monthly installments. The parties acknowledge that the Consultant will continue to be entitled to compensation for his services as a director of the Company in accordance with the Company's non-employee director compensation policy.

        3.2  Expense Reimbursement. The Consultant shall be entitled to receive prompt reimbursement for all reasonable out of pocket expenses incurred by the Consultant in rendering the Consulting Services during the Consulting Period in accordance with the policies, practices and procedures of the Company.

        3.3  Office Costs. During the Consulting Period, the Company shall pay the lease and utility costs with respect to up to 1,500 square feet of office space from that portion of the Company's offices at 2001 Ross Avenue, Dallas, Texas 75201 leased by the Consultant for his personal and foundation offices.

        3.4  Stock Options. The Consultant has previously been granted options (the "Options") to acquire common stock of the Company pursuant to one or more agreements between the Consultant and the Company (collectively, the "Option Agreements"). Notwithstanding the terms or conditions of the Option Agreements, the Options shall continue to vest and be available for exercise until the earlier of (i) such time that the Consultant ceases to be a director of the Company or (ii) the expiration of such Options.

        3.5  Certain Benefit Matters. The Consultant hereby acknowledges that from and after the date hereof (i) he shall not be entitled to participate in any of the Company's employee benefit plans except as provided in Section 3.4 of this Agreement or pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), and (ii) he shall be responsible for the salary and benefits of his secretary; provided, however, that his secretary shall maintain her healthcare continuation rights pursuant to COBRA.

        4.    Termination.

        4.1  Basis for Termination. Notwithstanding any provision to the contrary contained elsewhere in this Agreement, this Agreement and the relationship created hereunder between the Company and the Consultant (a) may be terminated prior to the expiration of the Consulting Period by the Company without Cause (as hereinafter defined) upon 30 days prior written notice to the Consultant, (b) may be terminated prior to the expiration of the Consulting Period by the Consultant upon 30 days prior written notice to the Company, (c) may be terminated immediately after delivery to the Consultant by the Company of written notice of termination for Cause (as hereinafter defined), (d) shall terminate automatically at the expiration of the Consulting Period, and (e) shall terminate automatically upon the death or disability of the Consultant or at such time as the Consultant ceases to be a member of the Board. For purposes of this Agreement, the term "Cause" shall have the meaning ascribed to such term in the Trammell Crow Long-Term Incentive Plan, as amended.

        4.2  Effect of Termination. Upon a termination of this Agreement, neither of the parties hereto shall have any further duty or obligation hereunder; provided that (a)(i) if the Agreement is terminated pursuant to Section 4.1(a) or 4.1(e), the Company shall pay to the Consultant (or, in the case of the Consultant's death, the Consultant's personal or legal representatives) a lump sum in cash, within 30 days of the effective date of the termination of this Agreement (the "Date of Termination"), equal to the amount of the Consulting Fee that would have been paid for the remainder of the Consulting Period (without giving effect to the early termination) and any unreimbursed expenses payable pursuant to Section 3.2 and (ii) if the Agreement is terminated pursuant to Section 4.1(b), 4.1(c) or 4.1(d), the Company shall pay to the Consultant a lump sum in cash, within 30 days after the Date of Termination, equal to the amount of any accrued Consulting Fees through the Date of Termination to the extent not previously paid and any unreimbursed expenses payable pursuant to Section 3.2, and (b) Sections 3.4, 5, 11, 12, 13, 14 and 15 shall survive the termination of this Agreement.

        5.    Confidential Information.

        5.1  Protection of Confidential Information and Trade Secrets. The Consultant acknowledges that the business of the Company and its affiliates is highly competitive and that their contracts, books, records, and documents, their technical information concerning their services, pricing techniques, and computer system and software, and the names of and other information (such as credit and financial data) concerning their customers and business affiliates, all comprise confidential business information and trade secrets which are valuable, special and unique assets which the Company and its affiliates use in their business to obtain a competitive advantage over their competitors (all such information belonging to the Company and its affiliates being jointly referred to herein as "Confidential Information and Trade Secrets"). The Consultant agrees that all Confidential Information and Trade Secrets are the exclusive, confidential, and proprietary information and property of the Company and, except as necessary to perform the Consulting Services or the Consultant's duties as a member of the Board, will not be used by the Consultant for any other purpose, including for the benefit of any person other than the Company, or in any other manner. The Consultant further acknowledges that protection of such Confidential Information and Trade Secrets against unauthorized disclosure and use is of critical importance to the Company and its affiliates in maintaining their competitive position. During and following the Consulting Period, the Consultant hereby agrees that he will not make any unauthorized disclosure of any such Confidential Information and Trade Secrets, or make any unauthorized use thereof. In the event that the Consultant is requested pursuant to, or required by, applicable law or regulation or by legal process to disclose any Confidential Information and Trade Secrets, the Consultant agrees to provide the Company with prompt notice of such request(s) to enable the

Company to seek an appropriate protective order; provided, however, that the Consultant shall not be prohibited from complying with any such request unless an appropriate protective order is in place.

        5.2  Surrender of Materials Upon Termination. Upon any termination of this Agreement, Consultant shall immediately return to the Company all copies, in whatever form, of any and all Confidential Information and Trade Secrets and other properties of the Company and its affiliates which are in the Consultant's possession, custody or control.

        5.3  Scope of Prohibited Activities; Remedies. The Consultant acknowledges that the scope of prohibited activities, and duration of the provisions of this Section 5 are reasonable and are no broader than are necessary to protect the goodwill and legitimate business interests of the Company and its subsidiaries. The Consultant also acknowledges that the provisions of this Section 5 do not and will not impose any unreasonable burden on the Consultant. The Consultant further acknowledges that a violation of this Section 5 will cause irreparable damage to the Company and its subsidiaries, entitling them to an injunction and other equitable relief in a court of competent jurisdiction against the Consultant. In addition, the Company and its subsidiaries shall be entitled to whatever other remedies that may have at law, including, without limitation, reasonable attorneys' fees and costs incurred by the Company and its subsidiaries in enforcing the terms of this Section 5.

        6.    Status of Consultant. In rendering services pursuant to this Agreement, the Consultant shall be acting as an independent contractor with authority to select the means and method of performing the Consulting Services, and not as an employee or other agent of the Company. As an independent contractor, the Consultant shall have no authority, express or implied, to commit, obligate or bind the Company in any manner whatsoever, except as specifically authorized from time to time in writing by an authorized representative of the Company, which authorization may be general or specific. Nothing contained in this Agreement shall be construed or applied to create a partnership or joint venture of any kind.

        7.    Reporting Obligations. As may be appropriate, the Company shall report the payments made hereunder by (a) filing the appropriate 1099 forms, and (b) making any other reports required by law.

        8.    Taxes. The Consultant agrees to comply, on a timely basis, with all tax reporting requirements applicable to the receipt of the payments and other compensation received hereunder and to timely pay all taxes due with respect to such amounts.

        9.    Amendments. This Agreement may not be amended or otherwise modified or terminated except by a written instrument executed by the parties hereto.

        10.  Assignment. The Company may assign its rights under this Agreement to any successor to all or substantially all the assets of the Company. The rights of the Consultant under this Agreement may not be assigned or encumbered by the Consultant, voluntarily or involuntarily, during his lifetime, and any such purported assignment shall be void. However, all rights of the Consultant under this Agreement shall inure to the benefit of and be enforceable by the Consultant's personal or legal representatives, estate, executors, administrators, heirs and beneficiaries.

        11.  Governing Law. This Agreement and the rights and obligations hereunder shall be governed by and construed in accordance with the laws of the State of Texas, without regard to principles of conflicts of law of Texas or any other jurisdiction.

        12.  Specific Performance. Each of the parties hereto recognizes and acknowledges that a breach by it of any covenants or agreements contained in this Agreement will cause the other party to sustain damages for which it would not have an adequate remedy at law for money damages, and therefore each of the parties hereto agrees that in the event of any such breach the aggrieved party shall be entitled, without the requirement of posting of bond or other security, to the remedy of specific performance of such covenants and agreements and injunctive and other equitable relief in addition to any other remedy to which it may be entitled, at law or in equity.

        13.  No Waiver. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

        14.  No Third Party Beneficiaries. This Agreement is not intended to be for the benefit of, and, except as otherwise provided herein, shall not be enforceable by, any person or entity who or which is not a party hereto.

        15.  Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term of this Agreement, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a portion of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of such illegal, invalid or unenforceable provision there shall be added automatically as part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

        16.  Notices. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to Consultant:	J. McDonald Williams
Williams Group
2001 Ross Avenue, Suite #3350
Dallas, TX 75201
Attn:
Don Williams
Facsimile:

with a copy to:
N/A

Attn:

Facsimile:

If to the Company:	Trammell Crow Company 2001 Ross Avenue Suite 3400 Dallas, Texas 75201 Attention: General Counsel Facsimile: (214) 863-3125
with a copy to:
Vinson & Elkins, L.L.P. 2001 Ross Avenue Suite 3700 Dallas, Texas 75201 Attention: P. Gregory Hidalgo Facsimile: (214) 999-7959

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

17.
Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which, taken together, shall constitute one and the same Agreement.

18.
Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

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        IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

CONSULTANT
/s/ J. MCDONALD WILLIAMS J. McDonald Williams
TRAMMELL CROW COMPANY
By:	/s/ ROBERT JAMES
Name:	Robert James
Title:	Executive Vice President

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  Exhibit 10.2
CONSULTING AGREEMENT
AGREEMENTS